Exhibit (a)(1)(C)

NOTICE OF WITHDRAWAL

OF STOCK OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE

PURSUANT TO
THE OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS DATED SEPTEMBER 2, 2010

If you previously elected to participate in the exchange offer from FormFactor, Inc. to exchange certain outstanding stock options for new stock options by submitting a signed Election Form and you would like to withdraw your election, you must notify us of your withdrawal before 9 p.m. U.S. Pacific Time on September 30, 2010.

If you wish to notify us of your withdrawal, you must complete, sign, date and return this Notice of Withdrawal so that FormFactor receives  it before the expiration date deadline.  You must send this entire Notice of Withdrawal via facsimile, regular mail, overnight courier, or hand delivery using the following contact information:

Via Email Delivery:
Scan your executed Notice of Withdrawal and email it to option_exchange@formfactor.com.

Via Facsimile:
Fax your executed Notice of Withdrawal to FormFactor, Inc., Attn: Hank Feir, SVP Human Resources  at (+1) (935) 290-4119.

Via Regular Mail, Overnight Courier or Hand Delivery:
Send your executed Notice of Withdrawal by mail or overnight courier, or hand deliver an executed Notice of Withdrawal, to FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551, Attn: Hank Feir, SVP Human Resources.

Your withdrawal will be effective as of the date and time that FormFactor receives this Notice of Withdrawal by any of the methods described above.  It is your responsibility to ensure that your withdrawal is received by FormFactor by the deadline.

FormFactor must receive your election to withdraw before 9 p.m. U.S. Pacific Time on September 30, 2010, unless the offer is extended, in which case this Notice of Withdrawal must be received before the extended expiration of the offer.

FormFactor intends to confirm receipt of your Notice of Withdrawal within three business days of our receipt. If you do not receive confirmation of our receipt, it is your responsibility to ensure that FormFactor properly received your Notice of Withdrawal.

If you have questions regarding the withdrawal of your election, please send an email to option_exchange@formfactor.com.

*        *        *

From: [Name]

To: FormFactor, Inc.

I previously received  FormFactor, Inc.’s Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated September 2, 2010 (the “Offer to Exchange”), an Election Form, the form of Stock Option Agreement (collectively, the “Agreement”), and the FormFactor, Inc. 2002 Equity Incentive Plan.

I signed and returned the Election Form, thereby electing to exchange the outstanding eligible stock options that I designated in the Election Form for new stock options.  I now wish to withdraw the tendered stock options listed below from the exchange offer (the “Exchange Offer”) made by FormFactor, Inc. pursuant to the Offer to Exchange.

I WISH TO WITHDRAW THE FOLLOWING STOCK OPTIONS FROM THE EXCHANGE OFFER:

Grant ID Number	Grant Date	Exercise Price (USD)	Number of Shares Underlying Eligible Stock Option

I understand that by signing this Notice of Withdrawal and delivering it pursuant to the procedure described in Part III, Section 4 of the Offer to Exchange and the instructions above, I will be withdrawing my election with respect to the eligible stock options listed above that I previously elected to exchange.

By withdrawing my election, I understand that I will not receive any new stock options for, and will continue to hold, all of the outstanding eligible stock options listed above, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s) between FormFactor, Inc. and me.

I understand that if I wish to change this withdrawal of my tendered stock options and once again accept the Exchange Offer for any or all of the stock options that I have withdrawn, I must submit a new signed Election Form prior to the expiration of the Exchange Offer.

By signing below, I hereby elect to withdraw from the Exchange Offer the eligible stock options listed above, subject to all of the terms and conditions set forth therein, and elect not to exchange any of the eligible stock options listed above for new stock options.

I have completed and signed this Notice of Withdrawal exactly as my name appears on my original Election Form.

Participant Signature	Date and Time

Participant Name Printed	FormFactor, Inc. Office Location

Daytime Telephone Number	Email Address